EXHIBIT 10.31

SECOND AMENDMENT TO
THE PHOENIX COMPANIES, INC. 2003 RESTRICTED STOCK, RESTRICTED STOCK UNIT AND LONG-TERM INCENTIVE PLAN
As Amended and Restated Effective January 1, 2009

The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan (the “Plan”), as amended and restated effective January 1, 2009, is amended effective June 26, 2015 as follows:

1.	Section 9.1 is amended in its entirety to read as follows:

Section 9.1 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, Restricted Units outstanding at the Participant’s death shall be paid to (i) the Participant’s surviving spouse, (ii) if there is no surviving spouse, the Participant’s children (including stepchildren and adopted children) per stirpes, or (iii) if there is no surviving spouse and/or children per stirpes, the Participant’s estate.